Exhibit 99.1

CVR Energy Reports Second Quarter 2022 Results,
Announces a Cash Dividend of 40 cents and a Special Dividend of $2.60

SUGAR LAND, Texas (August 1, 2022) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced net income of $165 million, or $1.64 per diluted share, on net sales of $3.1 billion for the second quarter of 2022, compared to a net loss of $6 million, or 6 cents per diluted share, on net sales of $1.8 billion for the second quarter of 2021. Second quarter 2022 EBITDA was $401 million, compared to second quarter 2021 EBITDA of $102 million.

“CVR Energy’s second quarter 2022 results were driven by higher group diesel crack spreads and higher nitrogen-based fertilizer pricing, offset somewhat by lower refining throughput volumes due to the Wynnewood refinery’s planned turnaround and conversion of its hydrocracker to renewable diesel service, lower fertilizer sales volumes and a legal accrual in our corporate segment,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “CVR Energy also announced a second quarter 2022 cash dividend of 40 cents per share as well as a special dividend of $2.60 per share while CVR Partners announced a cash distribution of $10.05 per common unit for the 2022 second quarter.”

Petroleum

The Petroleum Segment reported second quarter 2022 operating income of $297 million on net sales of $2.9 billion, compared to an operating loss of $20 million on net sales of $1.6 billion in the second quarter of 2021.

Refining margin per total throughput barrel was $26.10 in the second quarter of 2022, compared to $6.72 during the same period in 2021. The increase in refining margin of $345 million was primarily due to an increase in product crack spreads. The Group 3 2-1-1 crack spread increased by $29.35 per barrel relative to the second quarter of 2021, driven by tight inventory levels and supply concerns due to the ongoing Russia-Ukraine conflict. The Petroleum Segment recognized costs to comply with the Renewable Fuel Standard (“RFS”) of $102 million, or $5.55 per throughput barrel, which excludes the RINs revaluation impact of $51 million, or $2.79 per total throughput barrel, for the second quarter of 2022. This is compared to RFS compliance costs of $115 million, or $5.85 per throughput barrel, which excludes the RINs revaluation impact of $58 million, or $2.92 per total throughput barrel, for the second quarter of 2021. The decrease in RFS compliance costs in 2022 was primarily related to a lower renewable volume obligation (“RVO”) for the second quarter of 2022 compared to the 2021 period. The decrease in RINs revaluation in 2022 was a result of decreased RIN prices for the current period and the Environmental Protection Agency (“EPA”) revising the 2020 RVO and finalizing the 2021 and 2022 RVOs. Offsetting these impacts for the second quarter of 2022, throughput volumes declined by 15,380 barrels per day (“bpd”) due to the completion of the planned turnaround at the Wynnewood refinery in early April 2022 and the conversion of the Wynnewood hydrocracker to renewable diesel service. The Petroleum Segment also recognized a second quarter 2022 derivative net loss of $61 million, or $3.35 per total throughput barrel, compared to a derivative loss of $2 million, or 9 cents per total throughput barrel, for the second quarter of 2021. Included in this derivative net loss for the second quarter of 2022 was a $22 million unrealized loss due to Group 3 diesel crack swaps, compared to a $37 million unrealized gain for the second quarter of 2021. Further, crude oil prices rose during the quarter, which led to a favorable inventory valuation impact of $37 million, or $2.02 per total throughput barrel, compared to a favorable inventory valuation impact of $36 million, or $1.81 per total throughput barrel, during the second quarter of 2021.

Second quarter 2022 combined total throughput was approximately 201,000 bpd, compared to approximately 217,000 bpd of combined total throughput for the second quarter of 2021. This decrease was due to the completion of the planned turnaround at the Wynnewood refinery in early April 2022 and the conversion of the Wynnewood hydrocracker to renewable diesel service.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported operating income of $126 million on net sales of $244 million for the second quarter of 2022, compared to operating income of $30 million on net sales of $138 million for the second quarter of 2021.

Second quarter 2022 average realized gate prices for urea ammonia nitrate (“UAN”) showed an improvement over the prior year, up 134 percent to $555 per ton, and ammonia was up 193 percent over the prior year to $1,182 per ton. Average realized gate prices for UAN and ammonia were $237 and $403 per ton, respectively, for the second quarter of 2021.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 193,000 tons of ammonia during the second quarter of 2022, of which 50,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 331,000 tons of UAN. During the second quarter 2021, the fertilizer facilities produced 217,000 tons of ammonia, of which 70,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 334,000 tons of UAN.

Corporate and Other

The Company reported an income tax expense of $66 million, or 21.5 percent of income before income taxes, for the three months ended June 30, 2022, as compared to an income tax benefit of $6 million, or 78.4 percent of loss before income taxes, for the three months ended June 30, 2021. The fluctuation in income tax was due primarily to changes in pretax earnings and earnings attributable to noncontrolling interest. The fluctuation in effective income tax rate was due primarily to changes in pretax earnings, earnings attributable to noncontrolling interest and a discrete tax benefit recorded in June 2021 for decreases in state income tax rates.

The renewable diesel unit at the Wynnewood refinery successfully began operations in mid-April, with total vegetable oil throughputs for the quarter averaging approximately 3,100 barrels per day.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $893 million at June 30, 2022, an increase of $383 million from December 31, 2021. Consolidated total debt and finance lease obligations were $1.6 billion at June 30, 2022, including $547 million held by the Nitrogen Fertilizer Segment.

On June 30, 2022, CVR Refining, LP and certain of its subsidiaries entered into Amendment No. 3 to the Amended and Restated ABL Credit Agreement, dated December 20, 2012 (the “Amendment,” and collectively, the “Petroleum ABL”). The Petroleum ABL is a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $275 million with a $125 million incremental facility, which is subject to additional lender commitments and certain other conditions. The proceeds of the loans may be used for capital expenditures, working capital and general corporate purposes of the Company and its subsidiaries. The Petroleum ABL is scheduled to mature on June 30, 2027.

CVR Energy also announced a second quarter 2022 cash dividend of 40 cents per share. In addition, the Company announced a special dividend of $2.60 per share. The quarterly and special dividends, as declared by CVR Energy’s Board of Directors, will be paid on August 22, 2022, to stockholders of record as of August 12, 2022.

Today, CVR Partners announced that the Board of Directors of its general partner declared a second quarter 2022 cash distribution of $10.05 per common unit, which will be paid on August 22, 2022, to common unitholders of record as of August 12, 2022.

Second Quarter 2022 Earnings Conference Call

CVR Energy previously announced that it will host its second quarter 2022 Earnings Conference Call on Tuesday, August 2, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The second quarter 2022 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/j7fouhsi. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13731683.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: group diesel crack spreads; nitrogen-based fertilizer pricing; throughput volumes and impacts thereon; regular and special dividends and distributions, including the timing, payment and amount (if any) thereof; crack spreads; operating income; net sales; refining margin; refined product demand; inventory and supply, including the impact of the Russia-Ukraine conflict thereon; cost to comply with the Renewable Fuel Standard, RIN prices and valuation of our next renewable volume obligation; impacts of plant turnarounds and conversion of the Wynnewood hydrocracker to renewable diesel service on throughput volume; renewables initiatives; conversion of hydrocrackers at Wynnewood and Coffeyville and/or feed pre-treaters, including the completion, operation, capacities, timing, costs, optionality and benefits thereof; segregation of our renewables business and the timing and scope of asset transfers in connection with the related restructuring; decarbonization; derivative activities and gains or losses associated therewith; crude oil pricing, including the inventory valuation impact thereof; ammonia production and upgrades; utilization rates; crop and industry conditions; UAN, ammonia and fertilizer demand, pricing and sales volumes; tax rates and expense; vegetable oil throughputs; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; continued safe and reliable operations; 45Q credits (if any) including the amount, timing and receipt thereof; the expected timing and completion of turnaround projects; natural gas and global energy costs; exports; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvement, demand for fossil fuels, price volatility of crude oil, other feedstocks and refined products (among others); the ability of the Company to pay cash dividends and CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; general economic and business conditions; political disturbances, geopolitical instability and tensions, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with Russia’s invasion of Ukraine in February 2022; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc. is a diversified holding company primarily engaged in the renewable fuels, petroleum refining and marketing business as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the period ended June 30, 2022:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Petroleum Segment

Coffeyville Refinery - During the three and six months ended June 30, 2022, we capitalized $1 million and $2 million, respectively, related to the pre-planning phase of a major planned turnaround that is currently expected to commence in the spring of 2023.

Wynnewood Refinery - The Petroleum Segment’s Wynnewood Refinery’s major planned turnaround began in late February 2022 and was completed in early April 2022. The pre-planning phase began during the first quarter of 2021. During the three and six months ended June 30, 2022, we capitalized $4 million and $67 million, respectively, and during the three and six months ended June 30, 2021, we capitalized less than $1 million and $1 million, respectively, related to the pre-planning activities.

Nitrogen Fertilizer Segment

Major Scheduled Turnaround Activities

Coffeyville Fertilizer Facility - A planned turnaround at the Coffeyville Fertilizer Facility commenced in July 2022 and is expected to be completed in early to mid-August 2022. For the three and six months ended June 30, 2022, we incurred turnaround expense of less than $1 million for both periods related to planning for this turnaround.

East Dubuque Fertilizer Facility - The next planned turnaround at the East Dubuque Fertilizer Facility is currently expected to commence during August 2022. For the three and six months ended June 30, 2022, we incurred total turnaround expense of approximately $1 million for both periods related to planning for this turnaround.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2022	2021	2022	2021
Net sales	$3,144	$1,783	$5,517	$3,246
Operating costs and expenses:
Cost of materials and other	2,465	1,539	4,352	2,908
Direct operating expenses (exclusive of depreciation and amortization)	167	136	327	272
Depreciation and amortization	71	70	136	134
Cost of sales	2,703	1,745	4,815	3,314
Selling, general and administrative expenses (exclusive of depreciation and amortization)	37	28	75	55
Depreciation and amortization	2	2	4	4
Loss on asset disposal	—	2	—	2
Operating income (loss)	402	6	623	(129)
Other (expense) income:
Interest expense, net	(23)	(38)	(48)	(69)
Investment income on marketable securities	—	21	—	83
Other (expense) income, net	(74)	3	(84)	10
Income (loss) before income tax expense	305	(8)	491	(105)
Income tax expense (benefit)	66	(6)	99	(48)
Net income (loss)	239	(2)	392	(57)
Less: Net income (loss) attributable to noncontrolling interest	74	4	134	(12)
Net income (loss) attributable to CVR Energy stockholders	$165	$(6)	$258	$(45)

Basic and diluted earnings (loss) per share	$1.64	$(0.06)	$2.57	$(0.45)
Dividends declared per share	$0.40	$4.89	$0.40	$4.89

Adjusted earnings (loss) per share	$2.45	$(0.32)	$2.47	$(0.51)
EBITDA*	$401	$102	$679	$102
Adjusted EBITDA *	$511	$66	$666	$93

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$893	$510
Working capital	424	213
Total assets	4,671	3,906
Total debt and finance lease obligations, including current portion	1,594	1,660
Total liabilities	3,611	3,136
Total CVR stockholders’ equity	769	553

Selected Cash Flow Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net cash provided by (used in):
Operating activities	$390	$147	$712	$243
Investing activities	(115)	(87)	(156)	(141)
Financing activities	(58)	(248)	(173)	(250)
Net increase (decrease) in cash and cash equivalents and restricted cash	$217	$(188)	$383	$(148)

Free cash flow*	$275	$54	$556	$115

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,868	$244	$3,144	$5,022	$467	$5,517
Operating income	297	126	402	427	230	623
Net income	306	118	239	432	211	392
EBITDA*	347	147	401	514	271	679

Capital expenditures (1)
Maintenance capital expenditures	$19	$8	$28	$37	$13	$51
Growth capital expenditures	—	1	13	1	1	40
Total capital expenditures	$19	$9	$41	$38	$14	$91

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,648	$138	$1,783	$3,052	$199	$3,246
Operating loss	(20)	30	6	(136)	16	(129)
Net loss	(13)	7	(2)	(123)	(18)	(57)
EBITDA*	33	51	102	(29)	56	102

Capital expenditures (1)
Maintenance capital expenditures	$8	$3	$12	$18	$5	$24
Growth capital expenditures	1	1	71	1	2	127
Total capital expenditures	$9	$4	$83	$19	$7	$151

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

	June 30, 2022			December 31, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$619	$156	$893	$305	$113	$510
Total assets	4,280	1,119	4,671	3,368	1,127	3,906
Total debt and finance lease obligations, including current portion (2)	51	547	1,594	54	611	1,660

(1)Corporate cash and cash equivalents consisted of $118 million and $92 million at June 30, 2022 and December 31, 2021, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $995 million at June 30, 2022 and December 31, 2021, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Refining margin *	$26.10	$6.72	$21.50	$5.04
Refining margin adjusted for inventory valuation impacts *	24.08	4.92	16.77	2.25
Direct operating expenses *	6.12	4.23	5.85	4.99

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended June 30,		Six Months Ended June 30,
(in bpd)	2022	2021	2022	2021
Coffeyville
Regional crude	66,266	27,126	53,089	28,173
WTI	34,513	70,329	41,127	61,681
WTL	1,317	—	662	—
Midland WTI	—	—	1,294	—
Condensate	10,596	13,412	10,972	10,249
Heavy Canadian	6,468	3,703	6,614	1,862
DJ Basin	10,763	13,522	14,379	15,119
Other feedstocks and blendstocks	9,270	9,987	10,301	9,359
Wynnewood
Regional crude	47,392	60,636	45,407	57,913
WTL	1,660	7,422	1,006	5,489
Midland WTI	—	—	813	—
WTS	—	—	288	—
Condensate	10,710	7,559	10,499	8,544
Other feedstocks and blendstocks	2,291	2,930	2,855	3,055
Total throughput	201,246	216,626	199,306	201,444

Production Data by Refinery

	Three Months Ended June 30,		Six Months Ended June 30,
(in bpd)	2022	2021	2022	2021
Coffeyville
Gasoline	71,003	72,440	73,015	67,081
Distillate	58,769	56,123	56,728	51,359
Other liquid products	5,730	5,752	5,361	4,934
Solids	4,342	4,650	4,351	4,027
Wynnewood
Gasoline	33,255	40,830	31,322	39,152
Distillate	22,316	31,471	22,416	30,324
Other liquid products	4,897	3,010	5,015	2,979
Solids	7	20	13	21
Total production	200,319	214,296	198,221	199,877

Light product yield (as % of crude throughput) (1)	97.7%	98.6%	98.6%	99.4%
Liquid volume yield (as % of total throughput) (2)	97.4%	96.8%	97.3%	97.2%
Distillate yield (as % of crude throughput) (3)	42.7%	43.0%	42.5%	43.2%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.

Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
West Texas Intermediate (WTI) NYMEX	$108.51	$66.17	$101.86	$62.22
Crude Oil Differentials to WTI:
Brent	3.38	2.91	3.08	3.02
WCS (heavy sour)	(15.34)	(12.84)	(14.08)	(12.34)
Condensate	(0.62)	(0.74)	(0.26)	(0.49)
Midland Cushing	1.14	0.24	1.28	0.55
NYMEX Crack Spreads:
Gasoline	46.09	22.62	34.96	19.58
Heating Oil	61.03	17.94	47.67	16.62
NYMEX 2-1-1 Crack Spread	53.56	20.28	41.31	18.10
PADD II Group 3 Product Basis:
Gasoline	(9.56)	(2.72)	(8.38)	(1.98)
Ultra-Low Sulfur Diesel	(0.55)	0.45	(3.12)	1.31
PADD II Group 3 Product Crack Spread:
Gasoline	36.53	19.91	26.57	17.59
Ultra-Low Sulfur Diesel	60.48	18.39	44.55	17.93
PADD II Group 3 2-1-1	48.50	19.15	35.56	17.76

Nitrogen Fertilizer Segment:

Ammonia Utilization Rates (1)

	Three Months Ended June 30,		Six Months Ended June 30,
(percent of capacity utilization)	2022	2021	2022	2021
Consolidated	89%	98%	88%	93%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and six months ended June 30, 2022 and 2021 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Consolidated sales (thousand tons):
Ammonia	52	80	91	112
UAN	287	370	609	609

Consolidated product pricing at gate (dollars per ton):(1)
Ammonia	$1,182	$403	$1,127	$373
UAN	555	237	524	206

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	193	217	380	404
Ammonia (net available for sale) (2)	50	70	102	140
UAN	331	334	648	606

Feedstock:
Petroleum coke used in production (thousand tons)	116	134	224	262
Petroleum coke (dollars per ton)	$49.91	$36.69	$53.06	$39.73
Natural gas used in production (thousands of MMBtu) (3)	1,936	2,154	3,697	4,036
Natural gas used in production (dollars per MMBtu) (3)	$7.34	$3.04	$6.48	$3.07
Natural gas in cost of materials and other (thousands of MMBtus) (3)	1,707	2,711	3,235	3,650
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$5.98	$3.06	$5.81	$3.03

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Ammonia — Southern Plains (dollars per ton)	$1,241	$569	$1,259	$503
Ammonia — Corn belt (dollars per ton)	1,405	622	1,391	560
UAN — Corn belt (dollars per ton)	632	341	624	299

Natural gas NYMEX (dollars per MMBtu)	$7.49	$2.98	$6.06	$2.85

Q3 2022 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the third quarter of 2022. See “Forward-Looking Statements” above.

	Q3 2022
	Low	High
Petroleum
Total throughput (bpd)	190,000	205,000
Direct operating expenses (in millions) (1)	$90	$100

Renewables (2)
Total throughput (bpd)	4,500	6,000
Direct operating expenses (in millions) (1)	$2	$4

Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	60%	65%
Coffeyville Fertilizer Facility	65%	70%
East Dubuque Fertilizer Facility	55%	60%
Direct operating expenses (in millions) (1)	$60	$65
Turnaround expenses (in millions) (3)	$30	$35

Capital Expenditures (in millions) (3)
Petroleum	$30	$35
Renewables (2)	10	15
Nitrogen Fertilizer	22	27
Other	1	4
Total capital expenditures	$63	$81

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer segment, turnaround expenses and inventory valuation impacts.
(2)Renewables reflects spending on the Wynnewood renewable diesel unit project. Upon completion and meeting of certain criteria under accounting rules, Renewables is expected to be a new reportable segment. As of June 30, 2022, Renewables does not the meet the definition of a reportable segment as defined under Accounting Standards Codification 280.
(3)Turnaround and capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net income (loss)	$239	$(2)	$392	$(57)
Interest expense, net	23	38	48	69
Income tax expense (benefit)	66	(6)	99	(48)
Depreciation and amortization	73	72	140	138
EBITDA	$401	$102	$679	$102
Adjustments:
Revaluation of RFS liability	51	58	70	169
Gain on marketable securities	—	(21)	—	(83)
Unrealized loss (gain) on derivatives	21	(37)	15	7
Inventory valuation impacts, favorable	(41)	(36)	(177)	(102)
Call Option Lawsuits settlement	79	—	79	—
Adjusted EBITDA	$511	$66	$666	$93

Reconciliation of Basic and Diluted Earnings (Loss) per Share to Adjusted Earnings (Loss) per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Basic and diluted earnings (loss) per share	$1.64	$(0.06)	$2.57	$(0.45)
Adjustments: (1)
Revaluation of RFS liability	0.38	0.42	0.52	1.25
Gain on marketable securities	—	(0.15)	—	(0.61)
Unrealized loss (gain) on derivatives	0.16	(0.27)	0.11	0.05
Inventory valuation impacts, favorable	(0.31)	(0.26)	(1.31)	(0.75)
Call Option Lawsuits settlement	0.58	—	0.58	—
Adjusted earnings (loss) per share	$2.45	$(0.32)	$2.47	$(0.51)

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$390	$147	$712	$243
Less:
Capital expenditures	(62)	(92)	(88)	(126)
Capitalized turnaround expenditures	(53)	(1)	(68)	(2)
Free cash flow	$275	$54	$556	$115

Reconciliation of Petroleum Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Petroleum net income (loss)	$306	$(13)	$432	$(123)
Interest income, net	(5)	(5)	(11)	(8)
Depreciation and amortization	46	51	93	102
Petroleum EBITDA	347	33	514	(29)
Adjustments:
Revaluation of RFS liability	51	58	70	169
Unrealized loss (gain) on derivatives	22	(37)	17	7
Inventory valuation impacts, favorable (1)	(37)	(36)	(170)	(102)
Petroleum Adjusted EBITDA	$383	$18	$431	$45

Reconciliation of Petroleum Segment Gross Profit (Loss) to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net sales	$2,868	$1,648	$5,022	$3,052
Less:
Cost of materials and other	(2,390)	(1,515)	(4,247)	(2,868)
Direct operating expenses (exclusive of depreciation and amortization)	(112)	(83)	(211)	(182)
Depreciation and amortization	(46)	(51)	(93)	(102)
Gross profit (loss)	320	(1)	471	(100)
Add:
Direct operating expenses (exclusive of depreciation and amortization)	112	83	211	182
Depreciation and amortization	46	51	93	102
Refining margin	478	133	775	184
Inventory valuation impacts, favorable (1)	(37)	(36)	(170)	(102)
Refining margin adjusted for inventory valuation impacts	$441	$97	$605	$82

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total throughput barrels per day	201,246	216,626	199,306	201,444
Days in the period	91	91	181	181
Total throughput barrels	18,313,357	19,712,929	36,074,355	36,461,311

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except for per throughput barrel data)	2022	2021	2022	2021
Refining margin	$478	$133	$775	$184
Divided by: total throughput barrels	18	20	36	36
Refining margin per total throughput barrel	$26.10	$6.72	$21.50	$5.04

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except for throughput barrel data)	2022	2021	2022	2021
Refining margin adjusted for inventory valuation impacts	$441	$97	$605	$82
Divided by: total throughput barrels	18	20	36	36
Refining margin adjusted for inventory valuation impacts per total throughput barrel	$24.08	$4.92	$16.77	$2.25

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except for throughput barrel data)	2022	2021	2022	2021
Direct operating expenses (exclusive of depreciation and amortization)	$112	$83	$211	$182
Divided by: total throughput barrels	18	20	36	36
Direct operating expenses per total throughput barrel	$6.12	$4.23	$5.85	$4.99

Reconciliation of Nitrogen Fertilizer Segment Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Nitrogen fertilizer net income (loss)	$118	$7	$211	$(18)
Interest expense, net	8	23	18	39
Depreciation and amortization	21	21	42	35
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	147	51	$271	$56

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

(in millions)	Twelve Months Ended June 30, 2022
Total debt and finance lease obligations (1)	$1,594
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$547
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,047

EBITDA exclusive of Nitrogen Fertilizer	$611

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	1.71

Consolidated cash and cash equivalents	$893
Less:
Nitrogen Fertilizer cash and cash equivalents	156
Cash and cash equivalents exclusive of Nitrogen Fertilizer	737

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$310

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	0.51

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended				Twelve Months Ended June 30, 2022
(in millions)	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
Consolidated
Net income	$106	$25	$153	$239	$523
Interest expense, net	23	24	24	23	94
Income tax expense (benefit)	47	(7)	34	66	140
Depreciation and amortization	67	74	67	73	281
EBITDA	$243	$116	$278	$401	$1,038

Nitrogen Fertilizer
Net income	$35	$61	$94	$118	$308
Interest expense, net	11	11	10	8	40
Depreciation and amortization	18	21	19	21	79
EBITDA	$64	$93	$123	$147	$427

EBITDA exclusive of Nitrogen Fertilizer	$179	$23	$155	$254	$611